SECURITIES PURCHASED PURSUANT TO RULE 10F-3
EUROPEAN EQUITY FUND JANUARY to MARCH 2000
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
				Security Purchased			Comparison Security		Comparison Security

Issuer			FLAG Telecom Holdings Limited		Telesens AG				Tele1 Europe Holding AB

Underwriters		Salomon Smith Barney, DB Alex. 	WestLB, Commerzbank, HSBC, 	Lehman Brothers Int'l,
				Brown, Goldman Sachs, MSDW, 		Sal. Oppenheimer jr. & Cie., 	Goldman Sachs Int'l,
				Warburg Dillon Read LLC			net.IPO				Handelsbanken Investment
															Banking, Bear Stearns Int'l
															Ltd., Orkla Securities
Years of continuous
operation, including
predecessors		> 3 Years					> 3 Years				> 3 Years

Security 			FTHL						TLZ					TEUR

Is the affiliate a
manager or co-manager
of offering?		Co-manager					no					no

Name of underwriter or
dealer from which
purchased			Salomon Smith Barney			n/a					n/a

Firm commitment
underwriting?		yes						yes					yes

Trade date/Date of
Offering			2/11/2000					3/17/2000				3/15/2000

Total amount of offering
sold to QIBs	 	$-   						Euro 200,024,400 			-

Total amount of any
concurrent public
offering			$504,000,000 				-   					SEK 5,359,759,946

Total				$504,000,000 				Euro 200,024,400 			SEK 5,359,759,946

Public offering price	$24.00 	 				Euro 38 	 			SEK 160.7928

Price paid if other
than public offering
price	 			same 	 					n/a 					n/a

Underwriting spread or
commission	 		$ 0.72 (3%) 				Euro 1.026 (2.7%)			SEK 4.8238 (3%)

Shares purchased		7,500 					n/a					n/a

Amount of purchase	$180,000 					n/a					n/a

% of offering purchased
by fund			0.036%					n/a					n/a

% of offering purchased
by associated funds	0.000%					n/a					n/a

Total (must be less
than 25%)			0.036%					n/a					n/a

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